Exhibit 10.1

Livongo Health, Inc.
Equity Award Acceleration Policy
Livongo Health, Inc. (the “Company”) desires to formalize a policy regarding the effect of a holder’s death on his or her equity awards covering shares of the Company’s common stock, including stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, performance shares and/or any other equity-based awards (each, an “Equity Award”).
Notwithstanding anything to the contrary in any plan, agreement, or arrangement governing an Equity Award, upon a holder’s death while the holder is a service provider of the Company, the vesting of any Equity Award will accelerate as to 75% of the then-unvested shares subject to such Equity Award (“Accelerated Shares”). For any Equity Award subject to performance-based vesting, the vesting of such Equity Award will accelerate as to 75% of the shares subject to such Equity Award that would have otherwise vested assuming target level of performance or any applicable binary performance condition was achieved.
Further, with respect to the then-unvested shares subject to such Equity Award at death that are not Accelerated Shares (the “Remaining Shares”), such Remaining Shares shall not revert back to the share pool of the applicable equity compensation plan. Instead, in honor of the deceased Equity Award holder, the Company intends to make a donation of a number of shares of Company common stock equal to the Remaining Shares to Living on the Go Foundation.
The provisions of this policy shall apply to all Equity Awards (whether under the Company’s 2019 Equity Incentive Plan, the 2014 Stock Incentive Plan, the 2008 Stock Incentive Plan or any successor equity compensation plan of the Company or an equity incentive plan under which awards are assumed by the Company in a transaction) unless the Company’s Compensation Committee of the Board of Directors specifically determines otherwise with respect to any Equity Award.